EXHIBIT 99.6

Revised: February 24, 2003

MERRILL LYNCH & CO., INC.

FINANCE COMMITTEE OF THE BOARD OF DIRECTORS

I.	Purpose

The Finance Committee (the “Committee”) shall be appointed by the Board of Directors (the “Board”) of Merrill Lynch & Co., Inc. (together with its affiliates, the “Company”) to assist the Board in fulfilling its responsibilities with respect to corporate funding policy, securities offerings, budgets and financial objectives, financial commitments, dividends and related policies.

II.	Membership

The Committee’s membership is determined by the Board and shall consist of at least three (3) Board members who meet the criteria for independence contained in the rules of the New York Stock Exchange (“NYSE”) and any other applicable regulations.

III.	Meetings and Reports

The Committee shall meet as frequently as circumstances dictate. The Chair of the Committee, or any two members of the Committee, may call meetings of the Committee. Meetings of the Committee may be held telephonically.

The Chair shall preside at all sessions of the Committee at which he or she is present and shall set the agendas for Committee meetings. All members of the Board of Directors are free to suggest items for inclusion in the agenda for the Committee’s meetings. The agenda and information concerning the business to be conducted at each Committee meeting shall, to the extent practical, be communicated to the members of the Committee sufficiently in advance of each meeting to permit meaningful review.

The Committee shall report regularly to the Board with respect to such matters that are within the Committee’s responsibilities and with respect to such recommendations as the Committee may deem appropriate. The report to the Board may take the form of an oral report by the Chair or by any other member designated by the Committee to make such report. The Committee shall maintain minutes or other records of meetings and activities of the Committee.

IV.	Authority

The Committee shall have full, free and unrestricted authority to access, and the ability to communicate with, the Company’s senior management and employees, and internal and independent auditors and shall have the authority to retain outside third parties, as it determines appropriate, to assist the Committee in fulfilling its responsibilities.

The Committee shall have authority to take any and all acts that it deems necessary to carry out its purpose, including but not limited to:

	1.	Reviewing and making recommendations to the Board with respect to the Company’s overall policies governing the financial commitments of the Company including:

		A.	Reviewing, and approving or disapproving the Company’s Appropriations Governance Policy which governs the use of funds to acquire, create or dispose of an asset of long-term value (including but not limited to the development or major modification of systems, the acquisition, divestiture, modification and/or rehabilitation of fixed assets, and investments in other companies);

		B.	Reviewing, and approving or disapproving, financial commitments and transactions pursuant to the Company’s Appropriations Governance Policy and, if applicable, the Company’s Acquisitions, Divestitures, Joint Ventures and Other Strategic Transactions Policy (collectively, the “Policies”), on behalf of the Board, provided, however, that (a) any transaction involving the issuance of Merrill Lynch & Co., Inc. stock requires approval of the Board and (b) the acquisition of a business (whether by stock or assets) or the entry into a new line of business should be approved by the Board when practicable; and

		C.	Reviewing the Company’s procedures for implementing and monitoring adherence to, the Policies.

	2.	Reviewing the financing plan of the Company and establishing funding authority limits for all proprietary debt and equity securities offerings of the Company.

	3.	Recommending dividend policies or guidelines relating to equity securities of Merrill Lynch & Co., Inc. to the Board.

	4.	Reviewing and, if appropriate, declaring and paying dividends, designating record and payable dates, and taking all other related actions with respect to preferred stock of Merrill Lynch & Co., Inc.

	5.	Reviewing the Company’s capital commitment budget.

V.	Annual Evaluation; Charter Review

		A.	Annual Self-Evaluation.

The Committee shall perform an annual review and self-evaluation of the Committee’s performance, including a review of the Committee’s compliance with this Charter. The Committee shall conduct such evaluation and review in such manner as it deems appropriate and report the results of the evaluation to the Board of Directors.

		B.	Charter Review.

The Committee shall review and assess the adequacy of this Charter on an annual basis, and, if appropriate, shall recommend changes to the Board of Directors for approval.

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